EXHIBIT 99.1

1847 Trendz Inc.

590 Madison Avenue

21st Floor

New York, NY 10022

July 10, 2019

By Electronic Mail

reema@shapesbrowbar.com

Ms. Reema Khan

999TRENDZ LLC

Re:	Termination of Membership Interest Purchase Agreement

Dear Ms. Khan:

As you know, on May 31, 2019, 1847 Trendz Inc., a Delaware corporation (the “Buyer”) entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with you, as the seller (the “Seller”) of all the issued and outstanding ownership interests in the Operating Companies and the Holding Companies. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Purchase Agreement.

Pursuant to Section 6.2(h) of the Purchase Agreement, during the period commencing on May 31, 2019 and ending at the earlier of the Closing and the termination of the Purchase Agreement, you are not permitted, among other things, to take any action that would result in the acquisition of any business or any material property or asset of any Person, except in the ordinary course of business.

It has come to our attention that you have violated Section 6.2(h) of the Purchase Agreement, have acted in bad faith and may have violated other provisions of the Purchase Agreement.  The Buyer has incurred significant expense in pursuing the acquisition contemplated by the Purchase Agreement and your violation of the Purchase Agreement has resulted in the Buyer incurring damages.  The Buyer considers the Purchase Agreement terminated, effective immediately in accordance with Article VIII of the Purchase Agreement.   We hereby reserve all rights and remedies available at law and/or in equity with respect to enforcement or violation of the Purchase Agreement, including but not limited to our ability to bring a cause of action.

Very truly yours, 1847 TRENDZ INC.

By:	/s/ Ellery W. Roberts
Ellery W. Roberts
Chief Executive Officer